CALCULATION OF FILING FEE TABLE

Form S-8

8x8, Inc.

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Equity—Common	Other	750,000.00(3)	$3.69	$2,765,625	.00014760	$408.21
Total Offering Amounts					$2,765,625		$408.21
Total Fee Offsets							$—
Net Fee Due							$408.21

(1) In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of common stock, par value $0.001 per share (“Common Stock”), of 8x8, Inc. (the “Registrant”) that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

(2) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The computation is based upon the average of the high and low prices for a share of Common Stock as reported on the Nasdaq Global Select Market on January 29, 2024.

(3) Represents shares of Common Stock that were added to the 8x8, Inc. Amended and Restated 2017 New Employee Inducement Incentive Plan pursuant to a share reserve increase approved by the Registrant’s Board of Directors on January 25, 2024.